Exhibit 99.1

Del Monte Foods Appoints M. Carl Johnson, III

Executive Vice President, Brands

Consumer Goods Veteran Tapped to Lead Pet and Consumer Businesses in

Newly Created Position

SAN FRANCISCO – October 26, 2011 – Del Monte Foods today announced the appointment of consumer goods veteran M. Carl Johnson, III as Executive Vice President, Brands, reporting to Chief Executive Officer David West. In November, Johnson will officially assume the newly created post, and will have operating responsibility for the Company’s pet brands and the majority of its consumer brands, marketing and consumer insights groups, marketing services, research & development and innovation.

Johnson comes to Del Monte from Campbell Soup Company, where he was senior vice president & chief strategy officer, responsible for corporate strategy, global research & development and quality, corporate marketing services, licensing and e-business.

In that role, Johnson developed Campbell’s strategies, chaired the Campbell Growth Council, improved innovation efforts, and led programs to build superior capabilities in marketing, marketing services and research & development.

“I’m excited to have someone with Carl’s credentials come on board to lead our pet and consumer businesses,” said David West, Del Monte Foods Chief Executive Officer. “We created this position to sharpen our consumer focus and build upon our strong foundation of world-class brands. Carl’s deep experience and success with some of the country’s most well-known brands will help Del Monte further hone its brand positioning, drive innovation and better position our brands for long-term incremental growth.”

Prior to joining Campbell, Johnson was a senior executive at Kraft Foods, where he ran three successively larger Kraft divisions from 1993-2001. When he departed Kraft in early 2001, he was executive vice president, Kraft N.A. and president of the $2.5 Billion New Meals Division, which included businesses such as Kraft Mac ‘n Cheese, Kraft Mayonnaise, Stove Top and DiGiorno refrigerated meals.

Prior to Kraft, Johnson was a senior partner and director of the consumer goods and services consulting practice at Marketing Corporation of America. Before that, he was vice president of worldwide advertising at Polaroid Corporation. He began his career at the Colgate-Palmolive Company, where he held a series of management positions culminating in category manager, oral care products.

Johnson serves as the non-executive chairman of Nautilus, Inc., a leader in home fitness equipment, and on the board of directors of Avedro, Inc., a pioneer in vision correction technology. He is an advisory board member of the Agricultural Sustainability Institute, University of California, Davis. He is also a member of the Steering Committee of the Kilts Center for Marketing at the University of Chicago Booth Graduate School of Business, which provides scholarships to top marketing students and helps the school steer its marketing curriculum.

Johnson received his Bachelor of Arts degree from Wesleyan University and his MBA from the University of Chicago.

“Del Monte Foods has world-class brands, a talented organization and significant growth upside,” said Johnson. “I’m excited to join the Del Monte team and apply my skills and experience to help deliver outstanding financial and marketplace results.”

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2011. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day®

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Media Contact:

Chrissy Stengel

Del Monte Foods

Chrissy.stengel@delmonte.com

415-247-3420